AdEx Media Common Stock Initiates Trading as "ADXM.OB"

June 2, 2008 4:00 pm ET

MOUNTAIN VIEW, CA--(MARKET WIRE)—June 2, 2008 -- The common stock of AdEx Media, Inc. (OTC BB:ADXM.OB - News), an emerging pay-for-performance, multi-channel Internet marketing company, has initiated trading on the OTC Bulletin Board ("OTCBB") under the symbol "ADXM." Price quotation and other share-related information may be obtained at www.otcbb.com.

AdEx Media was recently formed and brought public by a group of Internet industry veterans looking to build an integrated, pay-for-performance, multi-channel internet marketing company.

"This represents a major milestone for our company," said Scott Rewick, CEO and co-founder of AdEx Media. "As a publicly traded company, we are now better able to take advantage of the tremendous acquisition opportunities emerging in the pay-for-performance Internet marketing industry."

AdEx Media recently purchased the assets of privately held Pieces Media, an emerging online distribution network. In the last several years, Pieces Media has grown to become a significant buyer of online media, with an emphasis on Pay Per Click advertising.  “High volume coupled with the ability to deliver high quality leads sets Pieces Media apart. Our goal was always to bring this type of media buying expertise in-house.  Acquiring the assets of Pieces Media represents a major step forward for AdEx Media," said Rewick.

About AdEx Media.

AdEx Media operates one of the leading online direct marketing companies, with an emphasis on successfully purchasing multi channel sources of online media distribution.  Using its proprietary tracking technology allows AdEx Media to establish a large presence with a variety of distribution channels and deliver volume and quality for its online advertisers.

For more information about AdEx Media, visit http://www.AdEx.com.

Contact:
Scott Rewick
CEO
(650) 967-3040

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.